EXHIBIT 11


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
                                                              12 months ended
                                                      ----------------------------
                                                      3/31/97   3/31/98    3/31/99
SHARES USED IN COMPUTING EARNINGS PER SHARE

   BOOLE

      Unadjusted for exchange ratio
         Basic                                        26,565    27,715    27,983
         Incremental shares from assumed conversion
            of stock options and other                 2,250     2,430     2,561
         Diluted                                      28,815    30,145    30,544

      Adjusted for exchange ratio of .675
         Basic                                        17,931    18,708    18,889
         Incremental shares from assumed conversion
            of stock options and other                 1,519     1,640     1,728
         Diluted                                      19,450    20,348    20,617

   BMC

         Basic                                       208,611   211,129   215,366
         Incremental shares from assumed conversion
            of stock options and other                13,401    13,056    12,664
         Diluted                                     222,012   224,185   228,030

   COMBINED SHARES USED IN COMPUTING EARNINGS PER SHARE

         Basic                                       226,542   229,837   234,255
         Incremental shares from assumed conversion
            of stock options and other                14,920    14,696    14,392
         Diluted                                     241,462   244,533   248,647

EARNINGS                                            $184,442  $188,459  $362,636
         Earnings Per Share
         Basic                                      $   0.81  $   0.82  $   1.55
         Diluted                                    $   0.76  $   0.77  $   1.46
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